PRIME RETAIL, INC.

                 EXHIBIT 12: COMPUTATION OF RATIO OF EARNINGS
    TO COMBINED FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS AND DIVIDENDS

              (Amounts in thousands, except for ratio information)

                                               Year Ended December 31
                                          ------------------------------------
                                                  2000                  1999
                                          -----------------     --------------
 Income (loss) before minority interests     $   (138,984)        $  (28,085)
 Loss on sale of real estate                       42,648             15,153
 Interest incurred                                102,664             96,081
 Provision for asset impairment                    68,663             15,842
 Amortization of debt issuance costs                3,253              4,311
 Amortization of interest rate
   protection contracts                                68                 77
 Less capitalized interest                         (3,412)            (4,646)
                                             ------------         ----------
      Earnings                                     74,900             98,733
                                             ------------         ----------

 Interest incurred                                102,664             96,081
 Amortization of debt issuance costs                3,253              4,311
 Amortization of interest rate
   protection contracts                                68                 77
 Preferred stock distributions and dividends       22,672             24,275
                                             ------------           --------
   Combined Fixed Charges and Preferred
   Stock Distributions and Dividends              128,657            124,744
                                             ------------           --------

 Excess of Combined Fixed Charges
      and Preferred Stock Distributions
      and Dividends over Earnings            $    (53,757)         $ (26,011)
                                             ============           ========